PRESTIGE BRANDS HOLDINGS, INC. REPORTS THIRD QUARTER FISCAL 2007 RESULTS

Net Income of $10.6 Million Up 14% on Total Revenues of $80.l Million

Irvington, NY, February 5, 2007—Prestige Brands Holdings, Inc. (NYSE-PBH), a consumer products company with a diversified portfolio of well-recognized brands, today announced results for the third fiscal quarter and nine month period ended December 31, 2006. Highlights of the quarter include:
•	Net income of $10.6 million, or $0.21 per diluted share, up 14% over the prior year comparable period
•	Total revenues of $80.1 million, slightly higher than the prior year comparable period
•	Free cash flow of $12.4 million was 12% higher than the prior year comparable period
•	Term loan debt reduced by $18.5 million in the third fiscal quarter

Total revenues for the third quarter ended December 31, 2006 were $80.1 million, slightly higher than total revenues of $79.9 million in the prior year comparable period. Excluding the impact of the acquisitions of Chore Boy®, Dental Concepts and Wartner®, organic revenue declined by 6%. Chore Boy and Dental Concepts were acquired in October and November 2005, respectively; the Wartner® brand was acquired in September, 2006.

Operating income for the third quarter ended December 31, 2006 was $24.5 million, or 1% below the operating income of $24.7 million in the third quarter of fiscal 2006. The decline in operating income period to period resulted primarily from increases in advertising and promotion spending behind key brands.

Net income for the quarter grew 14% to $10.6 million or $0.21 per diluted share over net income of $9.3 million or $0.19 per diluted share for the comparable prior year period. Net income includes a $1.7 million tax benefit resulting from a reduction in the deferred income tax rate from 39.1% to 38.6% as a result of the implementation of certain tax planning strategies.

  Q3 Results by Segment

The Company conducts operations through three principal business segments: Over-the-Counter Drug (OTC), Household Products, and Personal Care products.

OTC Drug

Revenues of the over-the-counter drug products segment for the third quarter ended December 31, 2006 were $45.6 million, 8% higher than the prior year comparable period net revenues of $42.1 million. Increases in this segment resulted from sales gains in several key brands including The Doctor’s®, Clear eyes®, Little Remedies®, Dermoplast® and New Skin®. These gains were partially offset by sales declines in the Chloraseptic® and Compound W® brands.

Household Products

Revenues for the household products segment for the third quarter ended December 31, 2006 were $28.7 million, 7% less than the prior year comparable period net revenues of $30.8 million. Comet® and Spic and Span®, the two core brands in this segment, each recorded declines, while Chore Boy® experienced increased sales.

The Comet and Spic and Span declines were primarily the result of comparisons against unusually strong year ago shipments, which included pipeline shipments supporting new distribution and significant promotional sales to one dollar store customer. However, both brands continued to post strong consumer consumption gains during the current quarter.

Personal Care

Revenues for the personal care segment for the third quarter ended December 31, 2006 were $5.8 million, 17% less than the prior year comparable period net revenues of $7.0 million. The decline in revenues was generally in line with the Company’s expectations.

Free Cash Flow

Free cash flow is a “non GAAP financial measure” as that term is defined by the Securities and Exchange Commission in Regulation G. Free cash flow is presented in this news release because management believes that it is a commonly used measure of liquidity, and is indicative of cash available for debt repayment and acquisitions. The Company defines “free cash flow” as operating cash flow less capital expenditures.

The Company’s free cash flow for the quarter ended December 31, 2006 was $12.4 million, composed of operating cash flows of $12.5 million, less capital expenditures of $0.1 million. Free cash flow for the nine month period ended December 31, 2006 was $54.9 million, composed of operating cash flows of $55.3 million, less capital expenditures of $0.4 million. The Company’s free cash flow in 2006 is higher than reported net income as a result of the amortization of intangibles, changes in the components of working capital and the relatively low capital expenditures.

During the third fiscal quarter, the Company used free cash flow to reduce its term loan debt by $18.5 million, bringing debt reduction during the nine month period ended December 31, 2006 to a total of $27.4 million. The Company’s debt has been reduced to $471.2 million at December 31, 2006, from $498.6 million at March 31, 2006.

Year-To-Date Results

For the nine month period ended December 31, 2006, total revenues of $240.6 million were 11% higher than the prior period results of $216.7 million. Excluding the effects of acquisitions, year-to-date organic sales were up 3%. For the same period, operating income was up 13% largely as a result of the increase in sales, and lower advertising and promotion spending, partially offset by the increase in general and administrative expenses. Net income for the nine month period ended December 31, 2006 was $27.7 million, an increase of 22% over the comparable period last year.

Outlook

The Company expects its full year organic revenue growth will be in line with its previously stated long-term growth range of 3-4%. Total revenues will increase at a greater rate due to acquisitions. Net income is expected to grow less rapidly than total revenue growth.

Conference Call

The Company will host a conference call to review its third quarter and nine month results on Tuesday, February 6th at 8:30am EST. The toll free number is 866-770-7125 within North America and 617-213-8066 from outside North America. The conference pass code is “prestige”. Telephonic replays will be available for two weeks following completion of the call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 12780289.

About Prestige Brands Holdings, Inc.

Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter products, personal care and household products sold throughout the U.S. and Canada. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household products, and other well-known brands.

Forward Looking Statements

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings' ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual

 Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31		Nine Months Ended December 31
(In thousands, except per share data)	2006	2005	2006	2005
Revenues
Net sales	$79,564	$79,829	$239,164	$216,577
Other revenues	560	27	1,434	77
Total revenues	80,124	79,856	240,598	216,654

Cost of Sales
Costs of sales	36,766	38,726	114,350	103,224
Gross profit	43,358	41,130	126,248	113,430

Operating Expenses
Advertising and promotion	8,952	7,385	25,809	26,307
General and administrative	7,068	6,159	20,761	15,182
Depreciation	177	520	616	1,495
Amortization of intangible assets	2,627	2,314	7,013	6,610
Total operating expenses	18,824	16,378	54,199	49,594

Operating income	24,534	24,752	72,049	63,836

Other income (expense)
Interest income	199	144	787	451
Interest expense	(10,355)	(9,670)	(30,478)	(27,158)
Total other income (expense)	(10,156)	(9,526)	(29,691)	(26,707)

Income before provision for income taxes	14,378	15,226	42,358	37,129

Provision for income taxes	3,735	5,881	14,675	14,481
Net income	$10,643	$9,345	$27,683	$22,648

Basic earnings per share	$0.21	$0.19	$0.56	$0.46

Diluted earnings per share	$0.21	$0.19	$0.55	$0.45

Weighted average shares outstanding: Basic	49,535	48,929	49,425	48,874
Diluted	50,024	50,010	50,016	50,007

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 31, 2006	March 31, 2006
Assets
Current assets
Cash and cash equivalents	$4,802	$8,200
Accounts receivable	35,230	40,042
Inventories	31,780	33,841
Deferred income tax assets	2,522	3,227
Prepaid expenses and other current assets	1,466	701
Total current assets	75,800	86,011

Property and equipment	1,453	1,653
Goodwill	303,928	297,935
Intangible assets	659,784	637,197
Other long-term assets	11,200	15,849

Total Assets	$1,052,165	$1,038,645

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,500	$18,065
Accrued interest payable	4,872	7,563
Income taxes payable	211	1,795
Other accrued liabilities	10,167	4,582
Current portion of long-term debt	3,550	3,730
Total current liabilities	39,300	35,735

Long-term debt	467,688	494,900
Other accrued liabilities	2,801	--
Deferred income tax liabilities	105,490	98,603

Total Liabilities	615,279	629,238

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	--	--
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,060 shares at December 31, 2006 and 50,056 shares at March 31, 2006	501	501
Additional paid-in capital	379,009	378,570
Treasury stock, at cost - 55 shares at December 31, 2006 and 18 shares at March 31, 2006	(40)	(30)
Accumulated other comprehensive income	476	1,109
Retained earnings	56,940	29,257
Total stockholders’ equity	436,886	409,407

Total Liabilities and Stockholders’ Equity	$1,052,165	$1,038,645

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31
(In thousands)	2006	2005
Operating Activities
Net income	$27,683	$22,648
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,629	8,105
Deferred income taxes	7,686	11,543
Amortization of deferred financing costs	2,422	1,727
Stock-based compensation	439	230
Changes in operating assets and liabilities
Accounts receivable	4,812	2,681
Inventories	2,707	(6,997)
Prepaid expenses and other current assets	(765)	271
Accounts payable	1,366	(3,549)
Income taxes payable	(1,584)	(2,135)
Accrued liabilities	2,894	1,312
Net cash provided by operating activities	55,289	35,836

Investing Activities
Purchases of equipment	(429)	(452)
Purchase of intangibles	--	(22,623)
Purchase of business	(30,856)	(30,555)
Net cash used for investing activities	(31,285)	(53,630)

Financing Activities
Proceeds from the issuance of notes	--	30,000
Repayment of long-term debt	(27,392)	(7,797)
Payment of deferred financing costs	--	(13)
Purchase of common stock for treasury	(10)	(21)
Additional costs associated with initial public offering	--	(63)
Net cash provided by (used for) financing activities	(27,402)	22,106

Increase (decrease) in cash	(3,398)	4,312
Cash - beginning of period	8,200	5,334

Cash - end of period	$4,802	$9,646

Supplemental Cash Flow Information
Fair value of assets acquired	$34,710	$33,909
Fair value of liabilities assumed	(3,854)	(3,354)
Cash paid to purchase business	$30,856	$30,555

Interest paid	$30,749	$28,206
Income taxes paid	$8,790	$1,335

Prestige Brands Holdings, Inc.
Statements of Segment Operations
(Unaudited)

	Three Months Ended December 31, 2006
	Over-the-Counter Drug	Household Cleaning	Personal Care	Consolidated
(In thousands)
Net sales	$45,574	$28,155	$5,835	$79,564
Other revenues	--	560	--	560

Total revenues	45,574	28,715	5,835	80,124
Cost of sales	15,800	17,787	3,179	36,766

Gross profit	29,774	10,928	2,656	43,358
Advertising and promotion	7,089	1,595	268	8,952

Contribution margin	$22,685	$9,333	$2,388	34,406
Other operating expenses				9,872

Operating income				24,534
Other (income) expense				10,156
Provision for income taxes				3,735

Net income				$10,643

	Nine Months Ended December 31, 2006
	Over-the-Counter Drug	Household Cleaning	Personal Care	Consolidated
(In thousands)
Net sales	$131,427	$88,625	$19,112	$239,164
Other revenues	--	1,434	--	1,434

Total revenues	131,427	90,059	19,112	240,598
Cost of sales	48,198	54,882	11,270	114,350

Gross profit	83,229	35,177	7,842	126,248
Advertising and promotion	19,572	5,305	932	25,809

Contribution margin	$63,657	$29,872	$6,910	100,439
Other operating expenses				28,390

Operating income				72,049
Other (income) expense				29,691
Provision for income taxes				14,675

Net income				$27,683

Prestige Brands Holdings, Inc.
Statements of Segment Operations
(Unaudited)

	Three Months Ended December 31, 2005
	Over-the-Counter Drug	Household Cleaning	Personal Care	Consolidated
(In thousands)
Net sales	$42,051	$30,771	$7,007	$79,829
Other revenues	--	27	--	27

Total revenues	42,051	30,798	7,007	79,856
Cost of sales	15,821	18,951	3,954	38,726

Gross profit	26,230	11,847	3,053	41,130
Advertising and promotion	4,926	1,735	724	7,385

Contribution margin	$21,304	$10,112	$2,329	33,745
Other operating expenses				8,993

Operating income				24,752
Other (income) expense				9,526
Provision for income taxes				5,881

Net income				$9,345

	Nine Months Ended December 31, 2005
	Over-the-Counter Drug	Household Cleaning	Personal Care	Consolidated
(In thousands)
Net sales	$116,199	$78,783	$21,595	$216,577
Other revenues	--	77	--	77

Total revenues	116,199	78,860	21,595	216,654
Cost of sales	43,044	47,873	12,307	103,224

Gross profit	73,155	30,987	9,288	113,430
Advertising and promotion	18,192	5,245	2,870	26,307

Contribution margin	$54,963	$25,742	$6,418	87,123
Other operating expenses				23,287

Operating income				63,836
Other (income) expense				26,707
Provision for income taxes				14,481

Net income				$22,648